JNL SEPARATE ACCOUNT V                    EX-99.13
                     SCHEDULE OF CALCULATION OF PERFORMANCE


Total Return:

Standardized
The following example illustrates the total return for  the JNL/Oppenheimer
Growth Division of a hypothetical Contract invested in the JNL/Oppenheimer
Growth Series of the JNL Series Trust from the date the Portfolio as first available for investment through June 30, 2001:
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
Hypothetical $1,000 initial investment on May 30, 2001..................................            $1,000
Ending redeemable value of the investment June 30, 2001 (after deferred sales
         charge and contract maintenance charge)........................................              $900
Total return for the period is the difference between the ending redeemable value and the hypothetical $1,000 initial investment divided by the hypothetical $1,000 initial investment; the result is expressed in
         terms of a percentage (For example, 2 equals 200%).............................          (10.04)%

Non Standardized
The following example illustrates the total return for the JNL/Oppenheimer
Growth Division of a hypothetical Contract invested in the JNL/Oppenheimer
Growth Series of the JNL Series of the JNL Series Trust from the date the
Series was first available for investment through June 30, 2001:
Hypothetical $10,000 initial investment on May 1, 2001..................................           $10,000
Ending redeemable value of the investment on June 30, 2001..............................            $9,706
Total return for the period is the difference between the ending redeemable value and the hypothetical $10,000 initial investment divided by the hypothetical $10,000 initial investment; the result is expressed in
         terms of a percentage (For example, 2 equal 200%)..............................           (2.94)%

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